EXHIBIT 99.2

Qumu Corporation

1st Quarter 2014 Conference Call

April 28, 2014

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Qumu Corporation Q1 2014 Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Monday, April 28, 2014.

I would now like to turn the conference over to Doug Sherk of the EVC Group. Please go ahead, Mr. Sherk.

Doug Sherk

Thank you, Operator, and good afternoon everyone. After the close of the market today, Qumu issued a press release announcing its first quarter 2014 financial results. The release is available on the Company’s corporate website at www.qumu.com.

Before we get started, during the course of this conference call, the company will make forward-looking statements about its future plans, objectives, beliefs, expectations and prospects. For this purpose, any statements made today that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are not guarantees of future actions, outcomes, results or performance. By their nature, these forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statement. A discussion of the risks and uncertainties that affect Qumu’s business is contained in the company’s SEC filings, particularly under the heading Risk Factors, and in the press release issued this afternoon. Copies of these documents are available online from the SEC or on the Qumu website. These forward-looking statements are made only as of the date this conference call was initially held and the Company assumes no obligation and does not intend to update these forward-looking statements after the date of this conference call, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

In addition, to supplement the GAAP numbers, we have provided non-GAAP information that excludes transaction expenses and impact of the amortization of Qumu acquisition intangibles. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future business performance. A table reconciling the GAAP loss per share information to the non-GAAP information is included in our financial release.

And now, I’d like to turn the call over to Sherman Black, President and CEO of Qumu.

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Sherman Black

•	Good afternoon. Thank you for joining us for our conference call to discuss our first quarter performance. With me today is Jim Stewart, our Chief Financial Officer.
•	As we noted in our news release issued this afternoon, we generated first quarter revenues of $18.8 million, which was approximately the midpoint of our guidance range for the quarter.
•	The first four months of 2014 have included a number of significant milestones for Qumu. These included:
o	Record first quarter contract commitments and backlog for our enterprise video content management software business including;
o	A significant, multi-year agreement with a major technology company, valued at approximately $12 million; and
o	A definitive agreement to sell our disc publishing business, allowing us to lock in the value and limiting the future downside risk that could develop given the historical declining revenue resulting from technology substitution.

Enterprise Video Content Management Software

•	I’d like to start with an overview of the highlights in our enterprise video content management business.
•	Our software business continues to build momentum in the market. The significant investments we have made in our technology, as well as in sales and marketing initiatives, are resulting in exceptional growth, as well as new and expanding opportunities globally.
•	For two consecutive quarters, we have generated record levels of new contracted commitments and backlog. In the first quarter of 2014, contracted commitments were $14.2 million, a 45% increase from the fourth quarter of 2013, and a 226% increase from the first quarter of 2013. As a result of this momentum we are increasing the low end of our 2014 guidance for growth in software contracted commitments.
•	Software contracted commitment backlog at the end of the first quarter was also a record at $27 million, a 163% increase from the end of 2013 and an increase of 117% over the first quarter of the prior year.
•	Our software business is a mix of one-time perpetual license agreements with revenue generally recognized closer to the contract commitment date and term-based contracted commitments that are recognized as revenue ratably over the life of the agreement. As a result, from quarter to quarter, depending on the mix of contracts, the software revenue recognized will vary until the business scales or the mix becomes more consistent.
•	In addition to the significant growth in contracted commitments during the last two quarters, we are also seeing a significant change in the mix. Our contracted commitments for the first three quarters of 2013 were $11.6 million and only 39% of those contracts were term-based. During the last two quarters our contracted commitments were $24.1 million and 75% of those contracts were term-based. The recent increase in contracted commitments and the shift in the mix create a significant backlog of predictable future revenue, but also has resulted in lower recognized software revenue in the first quarter.
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•	As a result, first quarter software revenues were $3.9 million, a decline from $4.3 million in the first quarter of 2013. Over the next several quarters, we expect revenue and profitability will improve as the already signed term contract revenue is recognized. For example, during the second quarter that we are currently in, we expect approximately $5 million of our backlog to be converted into revenue.
•	During the first quarter, we continued to expand our enterprise video content management customer base by signing six new customers that included two major global technology companies and a large U.S. healthcare delivery institution.
•	One of our new customer agreements, announced last month, is a three year contract valued at approximately $12 million for Qumu with its partners to deliver a video content management platform to a global employee base.
•	This agreement demonstrates Qumu’s differentiation in video delivery technology, hybrid cloud deployment and enterprise integrations. In addition, it validates our strategy of partnering to deliver Video-as-a-Service with IT ecosystem industry leaders. It also signals the tremendous potential opportunity we have to grow our revenue base in enterprise video content management solutions.
•	The deployment for this contract has begun, but will take several months to complete.
•	As disclosed when we announced this important win, we expect to recognize revenue of $2 million to $3 million in 2014 from this contract.

Disc Publishing Business

•	Turning to our disc publishing business, revenues in the first quarter were $14.9 million compared to $15.1 million during the first quarter of 2013.
•	As we announced last week, in order to continue to concentrate our efforts and resources on the significant growth opportunity we are building for our proprietary enterprise video content management software business, more than a year ago we commenced a multi-track competitive process to determine the best alternatives to maximize the value of our disc publishing business.
•	That process resulted in a definitive agreement to sell our disc publishing business to a wholly-owned subsidiary of Equus Holdings in an all-cash transaction valued at $23M, subject to certain adjustments.
•	This transaction locks in the value of the disc publishing business for Qumu shareholders and after all expenses and the return of escrow should increase our net cash position by $19 to $20 million. Subject to various conditions, including shareholder approval, the transaction is expected to close by July 31, 2014.
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Summary

•	In summary, our record results for contract commitments and backlog in the first quarter are a result of our differentiated platform and the growing demand for our best in class enterprise video content management solutions.
•	The sale of our disc publishing business enables us to continue to offset the cash investment in the software business without the risk of disc publishing declines over time, while also allowing Qumu to allocate all of its attention to the tremendous growth opportunity we believe the software business represents.
•	With that, I’ll turn the call over to Jim.

Jim Stewart

•	Thanks, Sherman. I will begin with a review of our Total Company P&L
•	Revenues in the first quarter were $18.8 million, down from $19.5 million in the first quarter last year. Both disc publishing and software revenues were down slightly from the prior year. Changes in currency rates did not have a material impact on our revenues in the quarter with positive Euro changes offsetting negative currency changes in Japan.
•	Total company gross margins were 45.6% in the first quarter compared to 47.4% in the first quarter last year. The decrease in the margin was primarily due to a decline in software gross margins compared to last year. Disc publishing gross margins in the first quarter were improved from last year’s first quarter.
•	First quarter total company operating expenses were $12.7 million, down 4% from $13.5 million last year. Disc publishing sale transaction expenses were approximately $200 thousand in the quarter. In general, higher sales and marketing spending in our software business was more than offset by operating expense declines in our disc publishing business from the cost reductions that we implemented in 2013.
•	The first quarter net loss per share was $3.9 million, or $(0.45) per share compared to a net loss last year of $4.0 million, or $(0.46) per share. Excluding transaction expenses and intangible amortization the first quarter loss per share on a non-GAAP basis was $(0.39) per share.
•	Now I would like to discuss the first quarter Software business revenue, gross margin and operating expenses in more detail.

Software Business

•	Enterprise video content management software revenues were $3.9 million in the recent first quarter, compared with $4.3 million a year ago, down due to the revenue recognition timing of contracted commitments. Software revenue will vary quarter to quarter based on the type of contract Qumu enters into with each customer. Perpetual contracts generally result in revenue recognized closer to contract commitment date while term and subscription contracts result in most of the revenue being recognized ratably over the period of the contract. The majority of contracted commitments from the fourth quarter 2013 and the first quarter 2014 were term or subscription contracts and as a result, a high proportion of those contracted commitments will be recognized into revenue over future quarters. This shift in our contract mix has dampened revenue growth over the last couple of quarters.
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•	As Sherman mentioned, software contracted commitments of $14.2 million reached another record for Qumu compared with $4.4 million in the first quarter last year and $9.8 million in the fourth quarter of 2013. Given that the majority of these first quarter contract commitments were term deals, most of these contracts went into backlog and were not recognized as revenue in the quarter.
•	Backlog of software contracted commitments for the first quarter was a record $27 million compared with $16.7 million at the end of December 2013.
•	We expect that more than $5.0 million of this backlog will be recognized into revenue during the second quarter.
•	Moving down the income statement software gross margin in the first quarter was 35.4% compared to 60.1% in the first quarter last year. The decline in software gross margin is due to less revenue recognized from perpetual software contracts compared to the prior year and increased professional services and customer support costs required to support deployment of recently acquired software business contracts.
•	As already mentioned, we have not only seen significant growth in software contracts but we have also seen a significant shift in the software contract mix over the last couple of quarters - with approximately 75% of our contracted commitments being term deals. This revenue mix shift has not only dampened our revenue growth but also temporarily negatively impacted our gross margin. As this term license revenue is recognized, we will see improved gross margins.
•	In addition, we have increased costs to support the deployment of our much higher backlog of contracted commitments. Customer support costs have increased along with our professional services expenses. We recognize these costs as incurred and in the first quarter these costs were higher than the recognized revenue from the deals we have begun to deploy. As this revenue is recognized, we will see a positive impact on gross margins as well.
•	Overall, we expect gross margin to improve in the second quarter as compared to the first quarter. However, due to the initial costs incurred in deploying the approximately $12.0 million contract that we announced in March not matching the timing of the revenue we can recognize from the deployment services that we are providing, our gross margin in the second quarter is expected to be below last year’s gross margin. In addition, most of the hardware included in this large hybrid term deal, which carries lower margins than the software, will be delivered in the second quarter and recognized as second quarter revenue. Again, as the rest of the term software license revenue is recognized we will see improved gross margins in future periods.
•	First quarter Software operating expenses were $8.0 million compared to $7.3 million in last year’s first quarter. Higher sales and marketing spending was the primary driver of this increase.
•	Turning now to disc publishing.
•	Our disc publishing revenues totaled $14.9 million in the first quarter, down from $15.1 million in revenues in the first quarter of 2013 and down 10% from the fourth quarter 2013.
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•	Compared to last year, Disc Publishing hardware and service revenues were down with consumables flat with the prior year.
•	First quarter Disc Publishing revenues were down 8% in Europe and basically unchanged in the other regions of the world compared to the first quarter of last year.
•	The first quarter disc publishing gross margin was 48.2% compared to 45.1% last year. This improvement was driven by an improved mix of consumables, better service margins and reduced supplier costs for our professional series products.
•	First quarter disc publishing operating expenses were $4.7 million compared to $5.9 million dollars last year. The main driver of this $1.2 million dollar reduction are the cost reductions we implemented in 2013 in our R&D and sales and marketing functions.

Cash

•	Now turning to our cash position …
•	Cash and marketable securities totaled $46.5 million at March 31, 2014 compared with $51.0 million at December 31, 2013.
•	During the first quarter, our cash used in operations was approximately $4.5 million.
•	The main drivers of the cash usage in the quarter were the payments of short and long term incentives earned during 2013, an increase in inventory due to a required last time buy of a disc publishing hardware component and an increase in prepayments for products and software licenses that will be delivered as part of recent large software deployments. These cash usage items were partially offset by the positive cash flow from our disc publishing operations.
•	Capital expenditures were approximately $300 thousand in the first quarter.
•	We did not buy back any shares of Qumu stock during the first quarter. The Company has approximately 778,000 shares remaining on its repurchase authorization and may repurchase shares from time to time during the year depending on market conditions.

2Q 2014 Guidance

•	Looking ahead, our results and strong contracts performance in the first quarter provide us with additional proof points for the growth opportunity in our enterprise video content management software business.
•	Our business continues to evolve and as I stated we have seen a significant shift in our revenue mix to more term and subscription contracts. Our revenues will increase over the next few quarters as we begin to recognize more and more of these term contracts into revenue.
•	For 2014, we now expect software contracted commitments to increase 40% to 50% compared to 2013 and compared to previous guidance of 30% to 50%.
•	Further, we continue to anticipate growth in our software revenues of at least 30% over 2013.
•	That concludes our formal remarks. Now Sherman and I would be happy to answer any questions. Operator, could you please open up the line for Q&A?

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